The following letter was sent to licensees, business partners and vendors of Playboy Enterprises, Inc. on January 10, 2011:

To our Licensees, Business Partners and Vendors:

This morning we announced a new chapter in this company’s history with the signing of a definitive agreement with Icon Acquisition Holdings, L.P. (Icon Acquisition), a related party of Playboy’s controlling stockholder, Hugh M. Hefner, to take Playboy private.  Icon Acquisition has obtained equity commitments from an affiliate of the private investment firm Rizvi Traverse.

This is an important transaction for the company.  It helps strengthens our existing operations and provides additional financial and management resources.  A stronger Playboy will benefit all of our constituencies, including you, our all-important business partners.  While our capital structure will change, our business relationships won’t.    Our existing contracts will remain in place, and our commitments will be honored.

Mr. Hefner will continue to play an active role in the company, and Alex Vaickus and I will remain in our current positions, as will our senior management team.

We look forward to working with Rizvi Traverse, which owns large equity positions in a portfolio of companies, including global talent and literary agency International Creative Management and motion-picture studio Summit Entertainment, which is perhaps best known for its wildly popular “Twilight” movies.  The Rizvi Traverse team is excited about the potential that Playboy offers and is as committed to growing the brand globally as we are.  We welcome their management expertise and strategic insights.

The press release below describes the details of the agreement.   If you have any questions, please don’t hesitate to reach out to your usual Playboy contact.

Thank you for your continued support and dedication to the Playboy brand.

Sincerely,

/s/ Scott

Notice to Investors
This communication is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell Playboy Enterprises Inc. common stock. In connection with the tender offer and merger, the purchaser, affiliates of Rizvi Traverse and Mr. Hefner will file with the Securities and Exchange Commission (the “SEC”) a combined Tender Offer Statement and Rule 13E-3 Transaction Statement under cover of Schedule TO, along with an Offer to Purchase, and thereafter Playboy will file with the SEC a Solicitation/ Recommendation Statement on Schedule 14D-9 and a Rule 13E-3 Transaction Statement and other documents relating to the tender offer. Stockholders of Playboy are urged to read these materials carefully when they become available because they will contain important information about Playboy and the tender offer and merger. Anyone may obtain copies of these documents, when available, for free at the SEC’s website at www.sec.gov.

Forward-Looking Statements
This communication contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations about future events.  These statements are not guarantees of future events and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual events may differ materially from what is expressed in such forward-looking statements due to numerous factors.  These include uncertainties as to the timing of the tender offer and merger; uncertainties as to how many stockholders will tender their stock in the offer; the possibility that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived; and the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers, and other business partners. Further information and risks regarding factors that could affect our business, operations, financial results or financial positions are discussed from time to time in Playboy’s Securities and Exchange Commission filings and reports, as will be discussed in the Tender Offer Statement and Schedule 13E-3 to be filed by the purchaser, Mr. Hefner and affiliates, and the Solicitation/Recommendation Statement and Schedule 13E-3 to be filed by Playboy. We want to caution you not to place undue reliance on any forward-looking statements.  We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.